Exhibit (a)(1)(D)

COMPLETE AND RETURN THIS FORM ONLY IF YOU HAVE
CHANGED YOUR MIND AND YOU DO NOT WANT TO AMEND SOME OR ALL OF
YOUR ELIGIBLE OPTIONS

VITESSE SEMICONDUCTOR CORPORATION

OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS
WITHDRAWAL FORM

You previously received (1) the Offer to Amend the Exercise Price of Certain Options (the “Offer to Amend”); (2) the General Email to All Eligible Option Holders; (3) the Election Form; and (4) this Withdrawal Form.  You signed and returned the election form, in which you elected to ACCEPT Vitesse’s offer for some or all of your eligible options.  You should submit this form only if you now wish to change that election and REJECT Vitesse’s offer for some or all of your eligible options.

To withdraw your election to accept the offer for some or all of your eligible options, you must sign, date and deliver this withdrawal form via facsimile at (866) 666-3293 on or before 5:00 p.m., Pacific Time, on December 30, 2008.  You should note that if you withdraw your acceptance of the offer, those options will not be amended and you will not receive a restricted stock unit award with respect to them.  These options will continue to be subject to the terms and conditions of the Vitesse 1991 Stock Option Plan or 2001 Stock Incentive Plan under which they were granted.

You may change this withdrawal and again elect to accept the offer for some or all of your eligible options by faxing a new election form to (866) 666-3293 on or before 5:00 p.m., Pacific Time, on December 30, 2008.

Please check the appropriate box:

☐                                   I wish to withdraw my election to accept the offer for all of my eligible options and instead REJECT the offer.  I do not wish to accept the offer for any option grants.

OR

☐                                   I wish to withdraw my election to accept the offer for each of the option grants listed below (and on any additional sheets which I have attached to this form).  I still wish to accept the offer for the rest of the eligible options listed on the last properly submitted election form.

Option Number	Grant Date

Please sign this withdrawal form and print your name exactly as it appears on the election form.

Option Holder Signature

Option Holder Name (Please print)	Corporate Email Address or Current Valid Email Address	Date and Time

RETURN VIA FAX TO (866) 666-3293 NO LATER THAN
5:00 P.M., PACIFIC TIME, ON DECEMBER 30, 2008

VITESSE SEMICONDUCTOR CORPORATION

OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS
INSTRUCTIONS TO THE WITHDRAWAL FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.             Delivery of Withdrawal Form.

A properly completed and executed original of this withdrawal form must be received by the Company, via facsimile at (866) 666-3293 on or before 5:00 p.m., Pacific Time, on December 30, 2008 (referred to as the expiration of the offer).

The delivery of all required documents, including withdrawal forms and any new election forms, is at your risk.  Delivery will be deemed made only when actually received via fax by the Company.  In all cases, you should allow sufficient time to ensure timely delivery.  Only responses that are complete, signed and actually received by the Company by the deadline will be accepted.  Responses may only be submitted via fax.  Responses submitted by any other means, including hand delivery, email, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted.

You should note that any options for which you previously elected to accept this offer, but did not withdraw from the offer, will remain bound by your prior election form.

Although by submitting a withdrawal form you have withdrawn from the offer some or all of the options for which you previously chose to accept the offer, you may change your mind and re-elect to accept the offer for the withdrawn options until the expiration of the offer.  You should note that you may not rescind any withdrawal and any eligible options withdrawn will be deemed not to have had proper elections made for purposes of the offer, unless you properly re-elect to amend those options before the expiration of the offer.  Re-elections for options may be made at any time before the expiration of the offer.  To re-elect for some or all of the withdrawn options, you must fax a later dated and signed election form with the required information to (866) 666-3293 while you still have the right to participate in the offer.  You will not be deemed to have made a proper election for your options for purposes of the offer unless you fax, prior to the expiration of the offer, a new election form following the procedures described in the instructions to the election form.  This new election form must be signed and dated after your original election form and any withdrawal form you have submitted.  Upon the receipt of such a new, properly filled out, signed and dated election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form.  You will be bound by the last properly submitted election or withdrawal form received by us prior to the expiration of the offer.

If you would like to confirm receipt of your withdrawal form, you may contact Helen Tran at tran@vitesse.com or (805) 389-7191.  Vitesse does not intend to send you a confirmation of receipt of this withdrawal form.  By signing this withdrawal form, you waive any right to receive any notice of the withdrawal of your election to amend your options.

2.             Signatures on this Withdrawal Form.

If this withdrawal form is signed by the holder of the eligible options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever.  If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.

If this withdrawal form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Vitesse of the authority of that person to act on your behalf must be submitted with this withdrawal form.

3.             Other Information on this Withdrawal Form.

In addition to signing this withdrawal form, you must print your name and employee number, if any, and indicate the date and time at which you signed.  You must also include your current corporate email address, or if no corporate email address is applicable, then a current email address at which you can be contacted.

4.             Requests for Assistance or Additional Copies.

If you have any questions or requests for assistance, as well as requests for additional copies of the Offer to Amend, the election form or this withdrawal form, please contact Helen Tran at tran@vitesse.com or (805) 389-7191.  Copies will be furnished promptly at Vitesse’s expense.

5.             Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance of any withdrawal forms.  Our determination of these matters will be final and binding on all parties.  We reserve the right to reject any withdrawal forms that we determine are not in good order or that we determine are unlawful to accept.  We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any withdrawal form or for any particular option holder, provided that if we grant any such waiver, it will be granted for all option holders and options for which elections have been made.  No withdrawal of options will be deemed to have been properly made until all defects or irregularities have been cured by the withdrawing option holder or waived by us in writing.  Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice.  This is a one-time offer, and we will strictly enforce the election period.

Important: The withdrawal form together with all other required documents must be received via facsimile by the Company at (866) 666-3293, no later than 5:00 p.m., Pacific Time, on December 30, 2008.

6.             Additional Documents to Read.

You should be sure to read the Offer to Amend and all documents referenced therein, before making any decisions regarding participation in, or withdrawal from, the offer.

7.             Important Tax Information.

You should refer to Section 14 of the Offer to Amend, which contains important U.S. federal and non-U.S. income tax information.  We also recommend that you consult with a financial, legal and/or tax planner regarding the personal tax consequences of this offer to you before deciding whether or not to participate in this offer.  If you have general questions about the terms of this offer, please contact Helen Tran at tran@vitesse.com or (805) 389-7191.